AMENDMENT

              to the risk Premium Reinsurance Agreement between the
             LUTHERAN MUTUAL LIFE INSURANCE COMPNY of Waverly, Iowa,
                   hereinafter referred to as the "REINSURED,"

                                       and

       THE LINCOLN NATIONAL LIFE INSURANCE COMPANY of Fort Wayne, Indiana,
                    hereinafter referred to as the "LINCOLN,"

effective September 1, 1983.

        On and after the twenty-eighth day of December, 1984, the REINSURED shall be the Century Life of America of Waverly, Iowa.

        It is expressly understood and agreed that the provisions of this amendment shall be subject to all the terms and conditions of the reinsurance agreement of which this amendment is a part which do not conflict with the terms hereof.

        IN WITNESS WHEREOF the parties hereto have caused this amendment to be executed in duplicate on the dates shown below.

CENTURY LIFE OF AMERICA

By /s/ Don R. Dandy                        By /s/ James P. Anderson
  ------------------------------------        ----------------------------------
   Don R. Dandy, Sr. Vice Pres.-Admin.        James P. Anderson, Asst. Secretary

Date  December 28, 1984                    Date  December 28, 1984
    -----------------------------------        ---------------------------------

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By /s/ Mike Magsig                         By /s/ Larsh Rothert
  ------------------------------------        ----------------------------------
        Second Vice President                        Assistant Secretary

Date 4/18/85                               Date  4/17/85
    ----------------------------------          --------------------------------

Revision No. 3